Exhibit 99.1
News
NYSE:BWS
For Immediate Release
Contact: Beth Fagan, VP
Public Affairs 314-854-4093

Brown Shoe Reports May Retail Sales

For Famous Footwear and Naturalizer Retail

            ST. LOUIS, MO, June 3, 2004 -- Brown Shoe Company, Inc. (NYSE: BWS) today announced May retail sales for both its Famous Footwear and Naturalizer Retail divisions.

            Retail sales at Famous Footwear, the company's chain of 900 brand name, value-priced family footwear stores, rose 0.2 percent to $85,100,000 for the four-week period ended May 29, 2004, compared to $84,900,000 for the same period last year (ended May 31, 2003). Same-store sales decreased 2.2 percent, as the calendar shift in Memorial Day weekend negatively affected sales. "Adjusting for the Memorial Day shift, store-for-store sales in May would have been approximately even with last year, and margins remained strong," Ron Fromm, Chairman and Chief Executive Officer said. "In addition and looking forward, because the 4th of July holiday also shifts from the June sales calendar in 2003 to the July sales calendar in 2004, year over year sales comparisons will not be comparable until July," Fromm added.

            Famous Footwear sales for the first 17 weeks of fiscal 2004 were $357,200,000, a 3.2 percent increase compared to $346,000,000 for the same period last year. Same-store sales for the fiscal year-to-date period were up 1.4 percent.

            Retail sales at Brown Shoe's Naturalizer retail division, a 379-store chain selling the Naturalizer brand of women's footwear in the U.S. and Canada, were $16,500,000 for the month, compared to $17,100,000 last May. Same-store sales were down 3.6 percent, again affected by the Memorial Day calendar shift.

            Naturalizer Retail sales for the first 17 weeks were $61,800,000 compared to $60,000,000 for the same period last year. Same-store sales for the 17 weeks were up 0.7 percent.

MONTH AND YEAR-TO-DATE SALES (millions)

	FY 2004 (5/29/04)	FY 2003 (5/31/03)	% Change	Same-Store % Change	Stores Open 5/29/04 vs. 5/31/03
May -Famous Footwear	$ 85.1	$ 84.9	0.2	(2.2)	900	911
Y-T-D-Famous Footwear	357.2	346.0	3.2	1.4

May -Naturalizer	16.5	17.1	(3.5)	(3.6)	379	385
Y-T-D-Naturalizer	61.8	60.0	3.0	0.7

Other Highlights for the month

  Famous Footwear opened 3 new stores in the following markets: Silverthorne, CO, Aurora, IL and Atlantic City, NJ.
  Naturalizer opened a new store in the following market: Chicago, IL.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: This press release contains certain forward-looking statements. Such statements are subject to various risks and uncertainties that could cause actual results to differ materially. These include (i) general economic conditions and the consumer's preferences and purchasing patterns, which may be influenced by consumers' disposable income; (ii) the uncertainties of currently pending litigation; (iii) intense competition within the footwear industry; and (iv) political and economic conditions or other threats to continued and uninterrupted flow of inventory from Brazil and China, where the Company relies heavily on third-party manufacturing facilities for a significant amount of its inventory. The Company's reports to the Securities and Exchange Commission contain detailed information relating to such factors. The Company does not undertake any obligation or plan to update these forward-looking statements, even though its situation may change.

Brown Shoe is a $1.8 billion footwear company with worldwide operations. The Company operates the 900-store Famous Footwear chain, which sells brand name shoes for the family. It also operates 400 Naturalizer stores in the U.S. and Canada that sell the Naturalizer brand of shoes and accessories. Brown Shoe, through its Wholesale divisions, owns and markets leading footwear brands including Naturalizer, LifeStride, Connie and Buster Brown; it also markets licensed brands including Dr. Scholl's, Bass and Carlos by Carlos Santana for adults, and Barbie, Superman, Supergirl, Looney Tunes and AstroBoy character footwear for children. Brown Shoe press releases are available on the Company's web site at www.brownshoe.com.